Exhibit 4.11

PHOTOGEN TECHNOLOGIES, INC.

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

THIS AWARD AGREEMENT (this “Agreement”) is made as of the 14th day of January, 2004, by and between Photogen Technologies, Inc., a Nevada corporation (the “Company”), and Taffy J. Williams, Ph.D. (the “Optionee”).

W I T N E S E T H:

WHEREAS, the Company, through its Compensation Committee (the “Committee”), desires to grant to the Optionee a non-qualified stock option to purchase shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), subject to approval of the Company’s stockholders.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.                                      Grant of Option and Tax Consequences.  Subject to the approval of the Company’s stockholders and to the terms and conditions of this Agreement, the Company hereby grants to the Optionee the right and option to purchase from the Company all or part of an aggregate of 1,050,000 shares of Common Stock (the “Option”).  This Option is not intended to qualify as an Incentive Stock Option within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended, but rather as a Non-Qualified Stock Option.  Upon exercise, the difference between the fair market value of the Common Stock on the date of exercise and the option price may subject the Optionee to Federal and State income tax liability.  Optionee should seek advice form his or her tax advisor.

2.                                      Option Price and Time of Exercise.  The per share exercise price at which the shares subject to Option may be purchased by Optionee shall be $1.08.  The Optionee’s right to exercise this Option shall be as follows:

100% of the total number of shares covered by the Option beginning on the earlier of the date on which a Change of Control, as defined herein, occurs or the date on which Optionee ceases to be a salaried employee of the Company.

The right to exercise this Option shall in all events expire at the close of business on the tenth anniversary date of this grant, unless such right expires and terminates sooner in accordance with this Agreement.  The Optionee’s right to exercise this option shall be accelerated as provided in Section 9 below and as may be provided by action of the Committee.

3.                                      Method of Exercise and Payment for Shares.  This Option shall be exercised by written notice directed to the Company at its principal office, specifying the number of shares to be acquired upon such exercise and indicating that the exercise is being paid for (i) in cash or (ii) if applicable, by a commitment by a broker-dealer to pay to the Company that portion of any sale proceeds receivable by the Optionee upon the exercise of the Option and sale of underlying shares.

4.                                      Non transferability.  This Option is not transferable by the Optionee except as otherwise provided in Section 7 below, and during the Optionee’s lifetime is exercisable only by the Optionee.

5.                                      Termination of Option.  The Option, to the extent it has not been previously exercised, shall terminate upon the earliest to occur of:  (a) the expiration of the Option period set forth in Section 2 above; (b) the expiration of three months following the Optionee’s retirement; (c) the expiration of 12 months following the Optionee’s death or disability; (d) immediately upon termination of Optionee’s employment for Cause; or (e) the expiration of 90 days following the termination of Optionee’s employment for any reason other than cause, Change in Control, death, disability, or retirement.  Upon a termination of employment related to a Change in Control, Options shall be treated in the manner set forth in Section 9.

6.                                      Adjustment.  If there shall be any change in the corporate capitalization of the Company (such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company) appropriate and equitable adjustments shall be made in the aggregate number and kind of shares or other securities subject to this Option and in the purchase price of this Option to reflect such change.

7.                                      Option Non-Assignable and Non-Transferable.  This Option and all rights hereunder shall be non-assignable and non-transferable other than by will or the laws of descent and distribution and shall be exercisable during the Optionee’s lifetime only by the Optionee or the Optionee’s guardian or legal representative.

8.                                      Limitation of Rights.

(a)                                  No Rights as an Employee.  Nothing in this Agreement shall be deemed to:  create or affect any contract of employment between the Optionee or Company or an Affiliate; prevent the Company or an Affiliate from terminating Optionee’s employment; give Optionee a right to be retained in employment by the Company or any Affiliate for any period of time; confer on any person any right to any other compensation, remuneration or benefits (except to the extent expressly set forth in this Agreement).

(b)                                 No Rights as a Stockholder.  The Optionee shall have no rights as a stockholder with respect to the shares covered by this Option until the date the Optionee tenders full payment of the exercise price for the portion of the Option being exercised and the issuance of a stock certificate therefor, and no adjustment will be made for any dividends or other rights where the record date is prior to the date such certificate is issued.

9.                                      Change of Control.  Upon the occurrence of a Change of Control, as defined herein, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, all of the Options hereunder shall become immediately exercisable and shall remain exercisable throughout their entire term.  For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(a)                               The acquisition by any person of beneficial ownership of 50% or more of either (1) the then outstanding shares of Common Stock of the Company, or (2) the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of Directors; provided, however, that for purposes of this subsection, the following transactions shall not constitute a Change of Control: (A) any acquisition directly from the Company through a public offering of shares of Common Stock of the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (c) below;

(b)                              The cessation, for any reason, of the individuals who constitute the Company’s Board of Directors as of the date hereof (“Incumbent Board”) to constitute at least a majority of the Company’s Board of Directors; provided, however, that any individual becoming a Director following the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs because of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Company’s Board of Directors;

(c)                               The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Business Combination”) unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding shares of Common Stock of the Company and the outstanding voting securities of the Company immediately before such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors, as the case may be, of the Company resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately before such Business Combination of the outstanding shares of Common Stock and the outstanding voting securities of the Company, as the case may be; (2) no party (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50%; or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed before the Business Combination; and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Company’s Board of Directors at the time of the execution of the initial agreement, or of the action of the Company’s Board of Directors, providing for such Business Combination; or the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

10.                               Stock Legend.  The Optionee hereby represents and warrants to the Company that upon exercise of any portion of the Option hereunder that the Optionee will be acquiring such shares for his or her own account, for investment and not with a view to, or for the sale in connection with, the distribution of any such shares.  The Optionee hereby agrees that the following legend shall be endorsed upon the certificates evidencing the Optionee’s shares issued pursuant to the exercise of this Option:

The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, or under state securities laws to the extent applicable.  The shares may not be sold, offered for sale, or otherwise transferred in the absence of an effective registration statement under said Act (and any registration or qualification as may be required under such state laws) or an opinion of counsel satisfactory to the Company and its counsel that such registration or qualification is not required.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its President, and the Optionee has affixed his or her signature hereto on the date set forth above.

/s/Taffy J. Williams
Taffy J. Williams, Ph.D., Optionee

Photogen Technologies, Inc.

By:	/s/ Brooks Boveroux
Brooks Boveroux, Senior Vice President-Finance, Chief Financial Officer, Secretary and Treasurer